Exhibit 99.1

Contacts:
John P. McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
John.McLaughlin@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Exchange of its
2.875% Convertible Senior Notes due February 15, 2015

INCLINE VILLAGE, NV, February 2, 2012 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it has entered into separate privately negotiated exchange agreements under which it has retired $10,028,000 aggregate principal amount of the Company's 2.875% Convertible Senior Notes due February 15, 2012 (the Old Notes).  Pursuant to the exchange agreements, the holders of the Old Notes received $10,028,000 aggregate principal amount of new 2.875% Series 2012 Convertible Senior Notes due February 15, 2015 (the New Notes).  Following the exchanges, $1,000,000 principal amount of Old Notes remained outstanding and $179,000,000 principal amount of New Notes were outstanding.

The issuance of the New Notes was not registered under the Securities Act of 1933, as amended, in reliance on exemption from registration thereunder.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new royalty bearing assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

No Solicitation
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any security.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Each of these forward-looking statements involves risks and uncertainties.  Actual results may differ materially from those, express or implied, in these forward-looking statements.  Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011, and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.